Exhibit 4.2

INVESTOR’S RIGHTS AGREEMENT

THIS INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) dated as of the 1st day of April 2002, is entered into by and between OMP, Inc., a Delaware corporation (the “Company”), and Austin T. McNamara (the “Executive”).

RECITALS

WHEREAS, the Company has entered into an Employment Agreement dated as of September 1, 2001, with Executive pursuant to which Executive was elected to the Company’s Board of Directors and became employed as its Chairman, President and Chief Executive Officer;

WHEREAS, the Company provided Executive the opportunity to make an investment in the Company as evidenced by that certain stock purchase and subscription agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Executive purchased 750,000 shares of the Company’s Common Stock, for an aggregate consideration of $750,000;

WHEREAS, the Company has and may again in the future grant Executive the option to acquire additional shares of the Company’s Common Stock; and

WHEREAS, in order to induce the Executive to invest funds in the Company pursuant to the Purchase Agreement, and to induce the Company to grant and the Executive to accept the Company’s grant of options to acquire Common Stock, the Executive and the Company hereby agree that this Agreement shall govern the rights of the Executive with respect to the shares of common stock now owned or hereafter acquired;

NOW, THEREFORE, in consideration of the mutual premises and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. For purposes of this Agreement:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Act” means the Securities Act of 1933, as amended.

“Co-Sale Stock” means any shares of the Company’s capital stock now owned or subsequently acquired by the Executive which Executive may sell pursuant to Section 4.1 hereof.

“Common Stock” means the Company’s authorized shares of Common Stock, par value of $0.001 per share.

“Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means the Executive and any assignee thereof in accordance with Section 6.2 hereof.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) any Common Stock of the Company held or hereafter acquired by the Executive and (ii) any capital stock held or hereafter acquired by the Executive which capital stock is convertible into Common Stock, excluding to all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 are not assigned.

“Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock then outstanding which are Registrable Securities.

“SEC” shall mean the Securities and Exchange Commission.

“Stonington” shall mean Stonington Capital Appreciation 1994 Fund, L.P.

2.             Registration Rights. The Company covenants and agrees as follows:

2.1           Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Executive) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give the Executive written notice of such registration. Upon the written request of the Executive given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.8, the Company shall, subject to the provisions of Section 2.5, cause to be registered under the Act all of the Registrable Securities that the Executive has requested to be registered.

2.2           Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Executive such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Executive; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Executive shall also enter into and perform its obligations under such underwriting agreement.

(f)            Notify the Executive of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.3           Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2, with respect to the Registrable Securities of the Executive, that the Executive shall furnish to the Company such information regarding himself, the Registrable Securities held by him, and the intended method of disposition of such securities as shall be required to effect the registration of the Executive’s Registrable Securities.

2.4           Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.1 for the Executive (which right may be assigned as provided in Section 6.2), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the Executive hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the Executive selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.5           Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.1 to include the Executive’s securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling shareholders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling shareholders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of the Executive, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder”, and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

2.6           Delay of Registration. The Executive shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7           Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless the Executive, any underwriter (as defined in the Act) for the Executive and each person, if any, who controls the Executive or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state herein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to the Executive, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Executive, underwriter or controlling person.

(b)           To the extent permitted by law, the Executive will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, the Executive selling securities in such registration statement and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that the Executive occurs in reliance upon and in conformity with written information furnished by the Executive expressly for use in connection with such registration; and the Executive will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.7(b), in connection with investigation or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Executive, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 2.7(b) exceed the gross proceeds from the offering received by the Executive.

(c)           Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)           If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding any provision to the contrary in this Section 2.7(d), in the event that the indemnifying party is the Executive, in no event shall the Executive’s obligation to contribute any amounts hereunder exceed the amount of gross proceeds from the offering received by the Executive.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and the Executive under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.8           Reports Under Securities Exchange Act of 1934. With a view to making available to the Executive the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the Executive to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)           furnish to the Executive, so long as the Executive owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Executive of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.9           “Market Stand-Off” Agreement. The Executive hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

(a)           such agreement shall be applicable only to the first two such registration statements of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b)           all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

(c)           such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Executive (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 2.9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

2.10         Termination Of Registration Rights.

(a)           The Executive shall not be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b)           In addition, the right of the Executive to request registration or inclusion in any registration pursuant to Section 2.1 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by the Executive may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by the Executive may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 2.10(b) shall not apply to the Executive who owns more than two percent (2%) of the Company’s outstanding stock until such time as the Executive owns less than two percent (2%) of the outstanding stock of the Company.

3.             Covenants Of The Company.

3.1           Delivery of Financial Statements. The Company shall deliver to the Executive:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a cash flow statement for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the three (3) quarters of each fiscal year of the Company, an unaudited income statement, a cash flow statement for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)           as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets, and cash flow statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d)           with respect to the financial statements called for in subsection (b) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(e)           such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Executive or any assignee of the Executive may from time to time request; provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 3.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

3.2           Inspection. The Company shall permit the Executive, at the Executive’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Executive; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

4.             Co-Sale Rights.

4.1           Sales by Stonington.

(a)           If Stonington proposes to sell or transfer any shares of the Company’s Common Stock or Preferred Stock par value $0.001 per share owned by it (collectively, “Stonington Stock”) in one or more related transactions, then Stonington shall promptly give written notice (the “Notice”) to the Company and the Executive at least twenty (20) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the class, series and number of shares of Stonington Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions or Sections 4.1 or 4.2 hereof, the Notice shall state under which section of this Agreement the sale or transfer is being made.

(b)           The Executive shall have the right, exercisable upon written notice to Stonington within fifteen (15) days after receipt of the Notice, to participate in such sale of Stonington Stock on the same terms and conditions; provided, that the Executive owns shares of the same class or classes as the Stonington Stock identified in the Notice (the “Co-Sale Stock”).

(c)           The Executive may sell all or any part of that number of shares of Co-Sale Stock, of the same class and/or series as that identified in the Notice, equal to the product obtained by multiplying (i) the aggregate number of shares of Stonington Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Co-Sale Stock of the same class and/or series identified in the Notice owned by the Executive at the time of the sale or transfer and the denominator of which is the total number of shares of Stonington Stock of the same class and/or series identified in the Notice owned by Stonington and all other persons having co-sale rights (including the Executive) at the time of the sale or transfer.

(d)           The Executive shall effect his participation in the sale by promptly delivering to Stonington for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Co-Sale Stock which the Executive elects to sell.

(e)           The stock certificate or certificates that the Executive delivers to Stonington pursuant to Section 4.1(d) shall be transferred to the prospective purchaser in consummation of the sale of the Co-Sale Stock pursuant to the terms and conditions specified in the Notice, and Stonington shall concurrently therewith remit to the Executive that portion of the sale proceeds to which the Executive is entitled by reason of his participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from the Executive, Stonington shall not sell to such prospective purchaser or purchasers any Stonington Stock unless and until, simultaneously with such sale, Stonington shall purchase such shares of Co-Sale Stock from the Executive for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice.

(f)            The exercise or non-exercise of the rights of the Executive to participate in one or more sales of Stonington Stock made by Stonington shall not adversely affect the Executive’s rights to participate in subsequent sales of Co-Sale Stock subject to Section 4.1(a).

(g)           If the Executive does not elect to participate in the sale of the Stonington Stock subject to the Notice, Stonington may, not later than ninety (90) days following delivery to the Company and the Executive of the Notice, conclude a transfer of not less than all of the Stonington Stock covered by the Notice on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Stonington Stock by Stonington, shall again be subject to the co-sale rights of the Executive and shall require compliance by Stonington with the procedures described in this Section 4.1.

4.2           Exempt Transfers.

(a)           Notwithstanding the foregoing, the co-sale rights of the Executive described in Section 4.1 shall not apply to (i) any pledge of Stonington Stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any bona fide gift or charitable donation or (iii) any distribution to the partners of Stonington; provided, that Stonington shall inform the Executive of such pledge, transfer, gift, donation or distribution prior to effecting it.

(b)           Notwithstanding the foregoing, the provisions of Section 4 shall not apply to the sale of any Co-Sale Stock (i) to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Act or (ii) to the Company.

5.             Repurchase Obligations.

5.1           Repurchase. In the event that the Executive’s employment with the Company is terminated under that certain Employment Agreement dated as of September 1, 2001 by and between the Executive and the Company (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Employment Agreement”), the Company shall repurchase all shares of Common Stock owned by such Executive on the following terms:

(a)           if the Executive’s employment is terminated pursuant to Section 3.1 of the Employment Agreement, or if the Executive resigns or voluntarily terminates his employment with the Company at any time prior to September 1, 2004, then the Company may, within one hundred and twenty (120) days of the Executive’s termination of employment, provide written notice to the Executive of its desire to repurchase all shares of Common Stock owned by the Executive including these shares of Common Stock thereafter acquired by Executive through the exercise of options at a price equal to the lesser of the then Fair Market Value (as defined below) per share of such Common Stock or the original purchase price paid by the Executive for all such shares of Common Stock (the “Original Purchase Price”).

(b)           if the Executive’s employment is terminated pursuant to Sections 3.3, 3.4 or 3.5 of the Employment Agreement, then (i) the Executive (or the Executive’s estate as the case may be) may, within one hundred twenty (120) days of the Executive’s termination of employment, demand by written notice provided to the Company, that the Company repurchase all shares of Common Stock owned by the Executive including those shares of Common Stock thereafter acquired by Executive through the exercise of options at a price equal to the then Fair Market Value (as defined below) per share of such Common Stock; or (ii) in the event the Executive does not demand the repurchase of his Common Stock and his Common Stock has not been sold and transferred as a result of a Change in Control (as that term is defined in the Employment Agreement), the Company may, within one hundred and twenty (120) days of the Executive’s termination of employment, give written notice to the Executive (or the Executive’s estate, as the case may be) of its election and right to repurchase all shares of Common Stock owned by the Executive at a price equal to the then Fair Market Value (as defined below) per share of such Common Stock.

(c)           if the Executive resigns or voluntarily terminates his employment with the Company at any time on or after September 1, 2004, then (i) the Executive may, within one hundred twenty (120) days of the Executive’s termination of employment, demand by written notice provided to the Company, that the Company repurchase all shares of Common Stock acquired by the Executive prior to September 1, 2004, including those shares of Common Stock thereafter acquired by Executive through the exercise of options that were fully vested on or before September 1, 2004 but exercised prior to the Executive giving notice to the Company under this Section 5.1(c) for a price equal to the then Fair Market Value (as defined below) per share of such Common Stock; or (ii) in the event the Executive does not demand the repurchase of such of his Common Stock and his Common Stock has not been sold and transferred as a result of a Change in Control (as that term is defined in the Employment Agreement), the Company may, within one hundred and twenty (120) days of the Executive’s termination of employment, give written notice to the Executive of its election and right to repurchase all shares of Common Stock owned by the Executive at a price equal to the then Fair Market Value (as defined below) per share of such Common Stock.

5.2           Determination of Fair Market Value.

(a)           The “Fair Market Value” shall be determined by one or more independent appraisal firms of national standing. If the Company and the Executive are able to agree on a mutually acceptable independent appraisal firm within thirty (30) days of the date upon which either the Executive, or the Company, deliver written notice to the other of the repurchase of the Executive’s shares of Common Stock by the Company, pursuant to Sections 5.1(a) or 5.1(b) above, (the “Notice Date”), such firm shall determine the Fair Market Value as provided in Section 5.2(b). In the event the Company and the Executive fail to select a mutually acceptable independent appraisal firm, the Company and the Executive shall each select an independent appraisal firm of national standing qualified to undertake such appraisals within thirty (30) days of the Notice Date. Each of the two appointed firms shall be instructed to determine, within no more than sixty (60) days, the Fair Market Value as provided in Section 5.2(b), and each such appraisal firm shall provide the Executive and the Company with a written undertaking to complete the appraisal and deliver a written report to the Executive and the Company within ninety (90) days of the Notice Date. If the determinations of the two independent appraisal firms do not differ by more than ten percent (10%) of the lower thereof, then the average of the two determinations shall be conclusively deemed to be the Fair Market Value. If the determinations of the two independent appraisal firms differ by more than ten percent (10%) of the lower thereof, then the two independent appraisal firms shall, on the earliest practicable date but in any event not more than one hundred and twenty-five (125) days after the Notice Date, appoint a third independent appraisal firm of national standing qualified to undertake such appraisals, or if they cannot agree, such third independent appraisal firm shall be appointed in accordance with the rules of the American Arbitration Association as then in effect in Los Angeles, California, and such independent appraisal firm shall make its determination of the Fair Market Value as provided in Section 5.2(b). Such third independent appraisal firm shall complete its appraisal and deliver a written report thereof to the Executive and the Company not later than one hundred eighty (180) days after the Notice Date. In which case, the final and conclusive Fair Market Value shall then be the average of the two closest valuations among the determinations thereof of the three independent appraisal firms. All decisions of the independent appraiser(s) shall be rendered in writing and shall be signed by the independent appraiser(s). The Fair Market Value determined as provided in this Section 5.2 shall be conclusive, final and binding on the Company and the Executive and shall be enforceable in any court having jurisdiction over a proceeding brought to seek enforcement.

(b)           In determining Fair Market Value of the Company, the Company and the Executive agree that each independent appraiser shall be instructed, among other things, to consider appropriate discounts for minority interests and lack of liquidity. The Executive and the

Company shall each pay one-half of all costs for such appraisal(s). The Executive shall be solely responsible for all legal fees and other expenses incurred by it.

5.3           Payment Terms.

(a)           Within thirty (30) days after the determination of the Fair Market Value pursuant to Section 5.2, the Company shall close on its purchase of the Executive’s Common Stock (the “Redemption”). At the closing of the Redemption, the Company shall, against delivery of certificates duly endorsed and stock powers representing the Executive’s Common Stock being purchased free and clear of all liens and encumbrances, pay to the Executive, at the Company’s option, either (x) cash in the full amount of the purchase price of all shares being purchased, or (y) cash in an amount equal to the lesser of the full amount of the purchase price for all shares being purchased or the aggregate amount of the Original Purchase Price for such shares together with the issuance of an unsecured promissory note in the aggregate principal amount equal to the amount by which such full purchase price exceeds the amount paid in cash, provided that, in the event of any insolvency of the Company and/or upon and during the continuance of any default by the Company in the payment of any Senior Indebtedness (as defined below) or any default or event of default under any instrument or agreement representing or governing any Senior Indebtedness, the Company may limit the amount paid in the form of cash to the amount, if any, that will not result in insolvency or a default or event of default, under any instrument or agreement representing or governing any Senior Indebtedness of the Company.

(b)           Any promissory note executed and delivered pursuant to this Section 5.3 shall be unsecured and provide, in the Company’s sole discretion, up to twenty (20) equal, consecutive quarterly payments of principal, together with interest computed upon the unpaid principal amount at an adjustable rate equal to two and one half percent (2 1/2%) per annum in excess of the Prime Rate of interest. The “Prime Rate” shall mean the interest rate publicly quoted in the Wall Street Journal (or any successor to it) as the prime rate for interest rate determinations for commercial banks, which is solely a reference rate and may be at, above or below the rate or rates at which it lends to other persons, from time to time. The promissory note shall reserve the right of the maker to prepay the indebtedness evidenced thereby, in whole or in part at any time, without penalty. Indebtedness evidenced by a promissory note executed by the Company shall be always junior and subordinate in right of payment to all now outstanding indebtedness and obligations of the Company, other than ordinary trade payables and accrued expenses, and such other indebtedness and obligations which the Company at any time shall determine and designate as being prior and senior to any promissory note executed hereunder, including, without limitation, the Company’s present or future obligations to secured lenders (collectively, “Senior Indebtedness”). In the event of any insolvency of the Company or upon and during the continuance of any default by the Company in the payment of any Senior Indebtedness or any default or event of default under any instrument or agreement representing or governing any Senior Indebtedness, no payments shall be made on or in respect of any such promissory note, and no action may be taken by the holder of any such promissory note to accelerate or otherwise obtain payment thereof, until all the Senior Indebtedness has been paid in full or all such defaults or events of default have ceased to exist or been waived and any amount received by the holder of any such promissory note shall be immediately paid to the holders of the Senior Indebtedness and until so paid, shall be held in trust for their benefit. The holders of any promissory note issued by the Company hereunder shall execute a debt subordination and standstill agreement and any and all other documents requested by the Company on such terms and conditions as may be required by lenders providing the Senior Indebtedness to the Company to confirm the above described subordination and standstill agreement.

6.             Miscellaneous.

6.1           Legend. In addition to any legends required by applicable federal and state securities laws, certificates representing Registrable Securities and/or Co-Sale Stock shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN EXECUTIVE’S RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Executive agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 6.1 to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

6.2           Assignment of Rights. The rights provided by this Agreement may be assigned (but only with all related obligations) by the Executive or other Holder to a transferee or assignee of all or part of the Executive’s or Holder’s Registrable Securities and/or Co-Sale Stock, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.9 above; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities and/or Co-Sale Stock held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities and/or Co-Sale Stock by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of rights pursuant to this Agreement shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

6.3           Successors And Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4           Term. The provisions set forth in Sections 3 through 6 of this Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Company’s Common Stock at an aggregate offering price of not less than $7,500,000 and (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary. The provisions set forth in Section 2 of this Agreement shall terminate in the manner set forth in Section 2.10 above.

6.5           Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware (without regard to conflicts of laws provisions thereof).

6.6           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7           Titles And Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8           Notices. While the parties enter this Agreement anticipating the communication among them will be open and take place without resorting to unnecessary formalities, in the event that a formal Notice under this Agreement is necessary, such Notice provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when received by such party after sending by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 12). However, if the party to receive notice is unavailable or unwilling to make himself available for receipt of such Notice, then Notice will be complete after reasonable efforts to provide Notice have been made under this Section 12, and more than five (5) days have passed since attempting to provide Notice.

(a)           If to the Company:
OMP, Inc.
310 Golden Shore
Long Beach, CA 90802
Attn: Chairman of the Compensation Committee

(b)           If to Executive:

Austin McNamara
10202 Sycamore Circle
Villa Park, CA 92861

6.9           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10         Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

6.11         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.I2          Aggregation of Stock. All shares of Registrable Securities and Co-Sale Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.13         Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OMP, INC.

By:	/s/ Robert F. End
Robert F. End
Director and Chairman of the Compensation Committee

Austin T. McNamara

/s/ Austin T. McNamara
Austin T. McNamara

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Investors Rights Agreement)

This Agreement is entered into as of the 3rd day of January 2005 by and among OMP, Inc. (“OMP”), Obagi Medical Products, Inc. (“Obagi”), Austin T. McNamara, for themselves, and their respective successors and assigns.

WHEREAS, OMP and Obagi have recently consummated a holding company reorganization (the “Reorganization”) pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), pursuant to which Obagi became a parent company and the sole stockholder of OMP, upon a merger of OMP, Inc. with and into Obagi’s wholly-owned subsidiary, OMP Merger Corp., with OMP being the surviving entity and becoming a wholly-owned subsidiary of the Company; and

WHEREAS, OMP is a party to an Investors Rights Agreement with Austin T. McNamara dated April 1, 2002 (the “Investors Rights Agreement”);

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                          OMP hereby assigns all of its rights and delegates all of its obligations under the Investors Rights Agreement to Obagi and hereafter all references to OMP in the Inventors Rights Agreement shall refer to Obagi, mutatis mutandis.

2.                          Obagi hereby assumes all of OMP’s rights and obligations under the Investors Rights Agreement and shall be solely liable to Mr. McNamara for all future obligations of OMP pursuant to the Investor Rights Agreement Agreement.

3.                          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of any party transmitted by facsimile shall constitute effective execution and be deemed to be its original signature. The internal law, without regard to conflicts of laws principles, of the State of California will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first stated above.

OMP, Inc.		Obagi Medical Products, Inc.

By:	/s/ Curtis Cluff	By:	/s/ Curtis Cluff
	Name: Curtis Cluff		Name: Curtis Cluff
	Title: Chief Financial Officer		Title: Secretary

Austin T. McNamara

By:	/s/ Austin T. McNamara
Name: Austin T. McNamara

2

JOINDER AGREEMENT TO

INVESTOR’S RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is entered into as of June       , 2005, by and among the McNamara Family Irrevocable Trust Under Agreement Dated December 17, 2004 (the “Family Irrevocable Trust”), the McNamara Family Trust (the “Family Trust” and together with the Family Irrevocable Trust the “Joining Parties”), Obagi Medical Products, Inc., a Delaware corporation (the “Company”) and Austin T. McNamara (the “Executive” and, together with the Joining Party and the Company, the “Parties”) for the purposes of adding the Joining Parties as a parties to the Investor’s Rights Agreement (the “Investor’s Rights Agreement”) entered into as of April 1, 2002 by and between OMP, Inc. and the Executive and assumed by the Company pursuant to an Assignment and Assumption Agreement dated as of January 28, 2005.

Accordingly, by executing this Joinder Agreement, each of the Parties hereby acknowledges, agrees and confirms that, effective as of the date of the first transfer of the Company’s equity securities by the Executive to the Joining Parties, the Joining Parties shall be deemed to be parties to the Investor’s Rights Agreement as of such date and shall have all of the rights and obligations of the Executive thereunder as if it had executed the Investor’s Rights Agreement. The Joining Parties hereby ratify and agree to be bound by, all of the terms, provisions and conditions contained in the Investor’s Rights Agreement as if they were the Executive.

The Joining Parties hereby confirm that, prior to or simultaneously with executing this Joinder Agreement, the Joining Parties have executed that certain letter agreement as of the date hereof subordinating certain rights of the Joining Parties provided under the Investor’s Rights Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Joinder Agreement as of the date first written above.

McNamara Family Irrevocable Trust Under Agreement Dated December 17, 2004	McNamara Family Trust

/s/ Wesley Fredericks	/s/ Lucy McNamara
By: Wesley Fredericks	By: Lucy McNamara
Its: Trustee	Its: Trustee

Obagi Medical Products, Inc.	Austin T. McNamara

/s/ Curtis Cluff	/s/ Austin T. McNamara
By: Curtis Cluff	Austin T. McNamara
Its: Secretary